Exhibit 10.17

English translation

Contract No.: 2006 Jiashan No.0059

Maximum-Amount Mortgage Contract

[Important]

This Contract is concluded by both parties pursuant to relevant laws and administrative regulations on basis of equality and free will. All the provisions herein are the true expressions of the intentions of both parties. In order to fully protect the legal rights of the Mortgagor, the Mortgagee hereby specifically requests the Mortgagor to carefully and thoroughly read the provisions of this Contract and the Main Contracts before signing this Contract and to pay special attention to the underlined parts herein and to execute and affix his seal to this Contract after fully understanding the meanings and legal implications of the provisions of this Contract and the Main Contracts.

Mortgagor (Party A): /s/

Domicile (Address):

Legal Representative:

Tel:             Fax:             P.C.:

Mortgagee (Party B): Industrial and Commercial Bank of China, Jiashan Branch (Seal)

Domicile (Address): No.8, Jiefang East Road, Jiashan County Seat

Legal Representative (Responsible Person): /s/

Tel:             Fax:             P.C.:

Table of Contents

Article 1	Representations and Warranties by Party A

Article 2	Types and Amounts of Guaranteed Principal Creditor’s Rights

Article 3	Deadline for the Debtor under the Main Contracts to Perform Obligations

Article 4	Scope of Mortgage & Guarantee

Article 5	Mortgage

Article 6	Mortgage Registration

Article 7	Possession & Management of the Mortgage

Article 8	Insurance

Article 9	Realization of Hypothecation

Article 10	Rights and Obligations of Party A

Article 11	Rights and Obligations of Party B

Article 12	Liabilities for Breach of Contract

Article 13	Effectiveness, Modification, Dissolution and Termination of Contract

Article 14	Dispute Settlement

Article 15	Other Issues

Article 16	Attachments

Article 17	Supplementary Rules

In order to ensure performance of the obligations of the Debtor under the Loan Contract, the Bank Acceptance Agreement and the Opening Guarantee Agreement signed by and between the Debtor, Zhe jiang Yuhui Solar Energy Co., Ltd, and Party B within the maximum creditor’s right balance of RMB ten million and seventy thousand Yuan (incl. equivalent in any foreign currency) during the period from May 26th 2006 to November 27th 2006 as well as the following (1),(7) trade financing operations (the corresponding operation vouchers, including but not limited to applications, agreements, contracts, letters of credit, trust receipts, etc; the above operation vouchers and the Loan Contract, the Bank Acceptance Agreement and the Opening Guarantee Agreement, etc are hereinafter referred to as the “Main Contracts”), Party A is willing to provide Party B with mortgage guarantee (including the counter guarantee provided for the obligations of the Debtor under the Opening Guarantee Agreement – the same below).

(1)	Import L/C

(2)	Import Bill Advance

(3)	Shipping Guarantee

(4)	Forfaiting

(5)	Export Factoring

(6)	Export Bill Advance/Discounting

(7)	Other Trade Financing Operations

In order to define the rights and obligations of both parties, Party A and Party B have entered into this Contract through negotiation pursuant to the Contract Law and the Guarantee Law of the People’s Republic of China, the relevant Main Contracts and other relevant laws and administrative regulations.

Article 1 Representations and Warranties by Party A

1.1	Party A is the complete, valid and legal owner or government-authorized manager of the Mortgage hereunder; this Mortgage is free of any dispute over the ownership or management right.

1.2	If the obligations under the Main Contracts are loans, Party A fully understands the intended uses of loans borrowed by the Borrower under the Main Contracts; if the obligations under the Main Contracts are the obligations under the Bank Acceptance Agreement, Party A fully understands the intended use of the bank acceptance bill of the Applicant under the Main Contracts; if the obligations of the Main Contracts are the obligations under the Opening Guarantee Agreement, Party A fully understands the use of the letter of guarantee of the Applicant under the Main Contracts; if the obligations under the Main Contracts are trade finance, Party A fully understands the actual use of the trade finance of the Debtor under the Main Contracts. Party A acknowledges that the basic transactions on which the bank acceptance bill, the letter of guarantee and financing are based are true and free of fraud. Party A provides the Debtor under the Main Contracts with mortgage guarantee fully at his own will and all of his declarations of intention hereunder are true.

1.3	Party A has given full and reasonable explanations of the defects of the Mortgage hereunder.

1.4	The Mortgage hereunder can be legally mortgaged.

1.5	The Mortgage hereunder is free of any limitation.

1.6	The Mortgage hereunder is not lawfully seized, detained or controlled.

1.7	If the Mortgage hereunder is already leased out in part or in whole, Party A promises to inform the lessee of this Mortgage and will in writing notify Party B of the lease.

1.8	When the Debtor fails to perform his obligations as agreed in the Main Contracts, Party B shall have the right to directly request Party A to bear the guarantee obligations within the scope of guarantee and Party A waives the right of defense, no matter whether or not Party B owns any other guarantees for the creditor’s rights under the Main Contracts (including but not limited to such guarantee means as warranty, mortgage, pledge, letter of guarantee, standby letter of credit, etc).

1.9	Party A clearly understands the scope of business of Party B.

1.10	If the obligations under the Main Contracts are denominated in any foreign currency while the Mortgage is disposed or the insurance compensation is made in RMB, Party A hereby authorizes Party B to pay off obligations by converting the obligations as per the selling foreign exchange rate published by ICBC on the date of deduction and purchasing foreign exchange (and arbitraging foreign exchange) as per relevant governmental rules.

Article 2 Types and Amounts of Guaranteed Principal Creditor’s Rights

2.1	The principal creditor’s rights guaranteed hereunder are all the creditor’s rights of Party B formed under the Main Contracts within the time period and maximum creditor’s right balance as specified herein, no matter whether or not the expiry date for performing any single Main Contract exceeds the above-mentioned time period.

Article 3 Deadline for the Debtor under the Main Contracts to Perform Obligations

3.1	As per the separate provisions in the Main Contracts.

Article 4 Scope of Mortgage & Guarantee

4.1	The scope of mortgage guarantee hereunder includes the loan, bank acceptance, guarantee and trade finance principal, interest, penalty interest, compound interest, penalty, compensation and exchange rate loss under the Main Contracts as well as all the expenses incurred and payable by Party B for realizing the creditor’s rights.

Article 5 Mortgage

5.1	For details of mortgages, please see the List of Mortgages.

5.2	The values of the mortgages agreed in the List of Mortgages shall not be used as the basis for Party B to valuate the Mortgage according to Article 9 herein or restrict Party B in exercising hypothecation.

5.3	After being confirmed by both Party A and Party B, mortgage-related valid certificates and documents will be sealed and be given by Party A to Party B, unless otherwise specified by laws and/or administrative regulations.

Article 6 Mortgage Registration

6.1	If registration is required as per any laws/administrative regulations or any agreement between both parties, both parties shall complete the mortgage registration formalities at the local mortgage registration authority within 15 days after the execution hereof.

6.2	When any mortgage registration item is modified and the modification shall be registered as required by law, both parties shall complete the modification registration formalities at the local mortgage registration authority within 15 days after the modification.

Article 7 Possession & Management of the Mortgage

7.1	The Mortgage hereunder will be possessed and managed by Party A. During the period of such possession and management, Party A shall maintain the integrity of the Mortgage and shall not use the Mortgage in any unreasonable means that may reduce the value of the Mortgage. Party B shall have he right to check the use and management of the Mortgage.

7.2	If the Mortgage is damaged or lost, Party A shall in time notify Party B of the damage or loss and immediately take measures to prevent the spread of damage or loss. At the same time, Party A shall submit to Party B the evidence(s) issued by the relevant authority for proving the said damage or loss.

Article 8 Insurance

8.1	Within 15 days after execution hereof, Party A shall procure property insurance coverage for the Mortgage from the relevant insurance institution against basic risk and additional risk; the insurance period shall not be shorter than the period for performing the Main Contracts and the amount insured shall not be lower than that as agreed in Article 2 hereof.

8.2	Party A shall definitely specify in the insurance policy that the insurance interest shall be transferred to Party B; that once any insured incident occurs, the insurer shall directly transfer the amount insured to the bank account designated by Party B; that, before any insured incident occurs, if the Mortgagor has performed his obligations under the Main Contracts, Party B shall refund the said amount insured to Party A; that neither the insurance contract nor the policy shall have any provision that may restrict Party B from exercising his assignee’s right and requesting the amount insured. The policy shall be held by Party B.

8.3	During the validity period of this Contract, Party A shall not discontinue or cancel the insurance coverage for any reason whatsoever. In case the insurance coverage is discontinued, Party B shall have the right to procure insurance coverage for and on behalf of Party A who shall bear all the associated expenses.

8.4	As to the compensatory payment for insurance, Party A hereby agrees that Party B shall have the right to dispose it in any of the following ways and agrees to provide assistance in completing relevant formalities:

I.	Use it to pay off the principals and interest thereupon under the Main Contracts and relevant expenses;

II.	Transfer it into term deposit and mortgage the deposit receipt;

III.	If so agreed by Party B, use it to reinstate the Mortgage to restore the value thereof;

IV.	Deposit it with a third party designated by Party B;

V.	After Party A provides new mortgage meeting the requirements of Party B, the liquidated damages can be freely disposed.

8.5	During the duration of the hypothecation, if the value of the Mortgage is reduced as a result of any act of any third party, the liquidated damages shall be deposited into the account designated by Party B. As to the said liquidated damages, Party A agrees that Party B shall have the right to dispose it in any of the following ways and agrees to provide assistance in completing relevant formalities:

I.	Use it to pay off the principals and interest thereupon under the Main Contracts and relevant expenses;

II.	Transfer it into term deposit and mortgage the deposit receipt;

III.	If so agreed by Party B, use it to reinstate the Mortgage to restore the value thereof;

IV.	Deposit it with a third party designated by Party B;

V.	After Party A provides new mortgage meeting the requirements of Party B, the liquidated damages can be freely disposed.

Article 9 Realization of Hypothecation

9.1	When exercising the hypothecation, after negotiation with Party A, Party B shall have the right to convert the Mortgage into money pursuant to the provisions of relevant laws and regulations so as to pay off the debts of the Debtor under the Main Contracts or auction or sell of the Mortgage and use the proceeds to pay off the debts.

9.2	When Party B disposes the Mortgage as per Article 9.1 herein, Party A shall provide cooperation and in no way set up any barrier.

9.3	The effectiveness of the hypothecation hereunder covers the res accessoria of, secondary rights to, attachments to and accretions to the Mortgage as well as the amount insured, liquidated damages and/or compensatory payment as a result of any damage to , loss of or confiscation of the Mortgage.

9.4	Upon expiration of the period for performing the obligations under the Main Contracts, if the Debtor fails to perform his obligations and, as a result, the Mortgage is legally detained by a people’s court, on and from the date of detention, Party A shall have the right to collect the natural fruits and legal fruits separated from Mortgage. Payment shall be made in the following sequence:

I.	Expenses spent on collecting the fruits;

II.	Interest and other expenses under the Main Contracts;

III.	Principals of obligations.

Article 10 Rights and Obligations of Party A

10.1	As per the requirements of Party B, Party A shall provide in time the financial statements and relevant documents and guarantee that all of the provided documents are true and lawful.

10.2	Party A shall have the obligation to sign for the collection letter or other collection document issued by Party B and to send back the return receipt within 3 days after signing for it.

10.3	Within the validity period of this Contract, without written consent from Party B, Party A shall not sell or present the mortgaged property as a gift; before Party A moves, leases, assigns, re-mortgage (or pledge) or in any other way transfers the mortgaged property hereunder, written consent shall be obtained from Party B.

10.4	Except extending the term hereof or increasing the amount herein, if Party B modifies any provision of the Main Contracts as per the application from the Debtor, Party B shall be regarded as having obtained prior consent from Party A and need not give any notice to Party A and, in such cases, Party A still bear the mortgage guarantee responsibilities within the scope of mortgage & guarantee as defined herein.

10.5

If any act of Party A suffices to reduce the value of the Mortgage, Party A shall stop the said act; when the said act has reduced the value of the Mortgage, Party A shall have the obligation to restore the value of the Mortgage or provide additional guarantee equivalent to the reduced value. During the duration of the hypothecation, if any act of a third party makes the value of the Mortgage insufficient to pay off the principals of the obligations and the interest thereupon under the Main Contracts and the interest thereupon, Party A shall provide additional guarantee acceptable to Party B. The remaining part of the Mortgage shall still be used as the guarantee for the creditor’s rights.

10.6	If Party A is not liable for the reduced value of the Mortgage, Party A shall provide Party B guarantee, provided that the guarantee does not exceed the liquidated damages received by Party A. The remaining part of the Mortgage shall still be used as the guarantee for the creditor’s rights.

10.7	If the government confiscates the Mortgage hereunder the need of construction, Party A shall use the received compensatory payment to pay off the guaranteed principal creditor’s rights before they become due or deposit the received compensatory payment with a third person as agreed by both parties.

10.8	Party A shall bear relevant expenses spent hereunder, including but not limited to lawyer services, property insurance, notarization, authentication, evaluation, registration, ownership transfer, transportation, custody, litigation, etc.

10.9	After this Contract takes effect, if Party A is separated or merged or undergoes shareholding reform or any other change, Party A shall properly perform its guarantee obligations hereunder.

10.10	When the hypothecation is or may be infringed by any third party, Party A shall notify Party B and assist Party B in avoiding the infringement.

10.11	In any of the following circumstances, Party A shall in time send a written notice to Party B and assist Party B in performing its mortgage guarantee responsibilities, provide additional guarantee or take other protective measures as agreed in the contract to protect hypothecation from being infringed:

10.11.1	The operational mechanism of Party A changes, e.g. it is contracted, leased, affiliated, merged, separated or undergoes shareholding reform or cooperates with any foreign individual or entity, etc;

10.11.2	The scope of business or the amount of registered capital or the equity structure of Party A changes;

10.11.3	Party A is involved in any major economic dispute or litigation;

10.11.4	The ownership of the Mortgage is under dispute;

10.11.5	Party A becomes bankrupt, goes out of business, gets dissolved or is ordered to stop operation for rectification or the business license of Party A is revoked or withdrawn;

10.11.6	The domicile, telephone number and/or legal representative of Party A changes.
10.12	If any of the circumstances specified in 10.11.1 and 10.11.2 will occur, Party A shall give Party B a 30 days’ written notice; if any of the other circumstances agreed in 10.11 occurs, Party A shall give Party B a written notice within 5 days after the occurrence.

10.13	After the Debtor under the Main Contracts pays off all the obligations specified in Article 4 hereof, he shall have the right to request the release of the Mortgage hereunder.

10.14	If the discharge by the Debtor under the Main Contracts is judged by a judicial department as invalid discharge, Party A shall continue to bear his guarantee responsibilities within the original scope of mortgage & guarantee.

10.15	Under the import L/C, once Party B accepts, pays or negotiates the L/C according to the clauses thereof, Party A shall bear an un-defendable guarantee obligation. This obligation shall not be released or defended as a result of any stop-payment order or injunctive issued by any judicial authority or administrative authority specific to the payment obligation under the L/C or as a result of arresting, detaining or freezing any property related to the L/C or any similar measures.

10.16	Without written consent from Party B, Party A shall not transfer in part or in whole his rights or obligations hereunder.

10.17	During the term of this Contract, if Party B transfers his principal creditor’s rights to any third party, Party A shall bear his guarantee responsibilities within his original scope of mortgage & guarantee.

10.18	If any ongoing project is used for mortgage guarantee, after the project construction is completed and accepted and the ownership certificate is obtained, Party A shall actively cooperate with Party B in completing the real property mortgage registration formalities with relevant mortgage registration authority.

Article 11 Rights and Obligations of Party B

11.1	Party B shall have the right to request Party A to provide relevant documents evidencing his legal identity.

11.2	Party B shall have the right to request Party A to provide financial reports and other documents reflecting his credit standing.

11.3	In any of the following conditions, Party B shall have the right to legally dispose the Mortgage:

11.3.1	Party B does not receive the discharge upon the expiration of the time for re-paying in part or in whole the principal of the obligation under the Main Contracts or the interest thereupon;

11.3.2	When any of the conditions specified in Article 10.5 herein occurs and Party A fails to separately provide corresponding guarantee;

11.3.3	Other circumstances under which Party B can realize its creditor’s rights earlier as per the provisions of the Main Contracts;

11.3.4	Other circumstances under which Party B can realize hypothecation as per the provisions herein.

11.4	If it is agreed to dispose the Mortgage earlier as per the provisions in this Contract, Party A agrees that Party B shall have the right to dispose the proceeds from the disposal of the Mortgage in the following means:

I.	Use it to pay off the principals and interest thereupon under the Main Contracts and relevant expenses;

II.	Transfer it into term deposit and mortgage the deposit receipt;

III.	Deposit it with a third party designated by Party B;

11.5	In any of the following conditions, Party B shall have the right to dispose the Mortgage earlier and get paid first from the proceeds from the disposal:

11.5.1	Party B legally dissolve the Main Contracts as per the provisions thereof, provided that the main obligations under the mortgage contract have been incurred in part or in whole and have not been performed in full;

11.5.2	When Party B requests the Debtor to perform his obligations earlier as per the provisions of the Main Contracts and the creditor’s rights under the Main Contracts cannot be realized or cannot be realized in whole.

11.6	Party B shall have the right to request Party A to assist Party B in protecting the hypothecation from being infringed by any third party.

11.7	Unless otherwise specified by any laws, regulations and/or financial rules, Party B shall keep confidential of the undisclosed information contained in any and all relevant documents, financial reports and other relevant documents submitted by Party A during the performance of his obligations hereunder;

11.8	If Party B needs to legally transfer the principal creditor’s rights, it shall give a notice to Party A in time;

11.9	After the hypothecation is realized, Party B shall does its best efforts to cooperate Party A in exercising his right of recovering the Mortgage from the creditor.

11.10	The balance of the proceeds from disposal of the Mortgage hereunder after repayment of all the obligations within the scope of mortgage & guarantee hereunder shall be returned to Party A.

Article 12 Liabilities for Breach of Contract

12.1	Party A shall be responsible for compensating Party B for any and all losses caused by any false statement made by Party A in Article 1 herein.

12.2	After this Contract takes effect, both Party A and Party B shall perform their respective obligations as agreed herein. If any party hereto fails to perform in part or in whole its obligations agreed herein, the said party shall bear the corresponding liabilities for breach of contract and compensate the resulting losses sustained by the other party.

12.3	If any fault on the part of Party A makes this Contract invalid, Party A shall, within his original scope of mortgage & guarantee, compensate all the losses sustained by Party B.

Article 13 Effectiveness, Modification, Dissolution and Termination of Contract

13.1	This Contract will take effect on and from the date of execution. If it is requested by laws and regulations that the mortgage contract shall not become effective before the mortgage registration, this Contract will not go into effect until and after the mortgage registration formalities are completed at the relevant mortgage registration authority. The validity period of this Contract will end until all the monies specified in Article 4 herein have been paid.

13.2	This Contract is independent from the Main Contracts and its validity will not be affected by the invalidity of any of the Main Contracts. Invalidity of the Main Contracts become in part or in whole will not affect the validity of this Contract; Party A shall bear his mortgage guarantee responsibilities hereunder.

13.3	After this Contract takes effect, neither party shall modify or dissolve it at his/its own discretion. If this Contract needs to be modified or dissolved, both parties shall, through negotiation, reach a written agreement which shall constitute an integral part hereof. Before the said written agreement is signed, this Contract will continue to be effective.

13.4	Any modification or dissolution of this Contract will not affect the right of either party to request compensation. Dissolution of this Contract shall not affect the force and effect of the provisions herein regarding the settlement of disputes.

13.5	The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of other provisions herein or affect the effect and force of this Contract as a whole.

13.6	If Party B fails to exercise, exercise in part or delays in exercising any of its rights hereunder, it will not constitute any waiver or modification of this right or any other rights or prevent Party B from further exercising this right or any other rights.

Article 14 Dispute Settlement

14.1	Any dispute arising between Party A and Party B during the process of performing this Contract shall be settled between Party A and Party B through negotiation. In case negotiation fails to settle the dispute, it shall be settled by (2) of the following means:

(1)	The dispute shall be submitted to arbitration commission for arbitration as per the arbitration rules of the said commission;

(2)	The dispute shall be submitted to the local people’s court of the place where Party B is located for settlement through litigation.

14.2	During the period of litigation or arbitration, all the provisions hereof not involved in the dispute shall continue to be performed.

Article 15 Other Issues

15.1	Party A shall disclose to Party B his related-party relations and related-party transactions in a timely, comprehensive and accurate manner. If Party A fails to disclose the above-mentioned information or if any of the following conditions occurs to Party A or any of his related parties and may have adverse impact on the performance by Party A of any of his obligations hereunder, Party B shall have the right to take remedial actions as agreed herein and specified in relevant laws.

(I)	The financial status of any of the related parties of Party A deteriorates;

(II)	Party A or any of his related parties is under legal investigation by or subject to legal punishing measures taken by any judicial department, tax authority, administration for industry and commerce, etc;

(III)	The control relationship between Party A and any of his related parties has changed;

(IV)	Any related party of Party A gets or may get involved in any major economic dispute, lawsuit and/or arbitration;

(V)	Any of the main individual investors and key managers of Party A changes abnormally or is suspected of any illegal/criminal act and is placed under investigation by any judicial department or is limited in terms of personal freedom;

(VI)	Any other issue on the part of any of the related parties of Party A that may have adverse impact on the borrower.

As per the Accounting Standards for Business Enterprises – Disclosure of Related-party Relationships and Related-party Transactions, for the purpose of this article, a related party refers to:

(I)	Any other enterprise directly or indirectly controlled by Party A or any other enterprise that directly or indirectly controls the borrower, and any other enterprise under the common control as Party A is;

(II)	A joint venture of Party A;

(III)	An affiliate of Party A;

(IV)	Any of the main individual investors, key managers or close family members of Party A;

(V)	Any other enterprise directly controlled by any of the main individual investors, key managers or close family members of Party A.

Other terms in this article shall have the same meanings as they have in the Accounting Standards for Business Enterprises – Disclosure of Related-party Relationships and Related-party Transactions.

15.2	During the financing period, when the Mortgagee (Party B) revaluates the value of the Mortgage, if the product of the revaluated value by the agreed mortgage rate (i.e. discount) is smaller than the financed amount, the borrower shall repay part of the financed money or increase the guarantee; otherwise, the Mortgagee (Party B) shall have the right to legally dispose the Mortgage.

15.3

15.4

15.5

Article 16 Attachments

16.1	The attachments hereto constitute an integral part hereof and have the same force and effect as the main body of this Contract.

16.2	Attachments hereto are:

Attachment 1: List of Mortgages

Attachment 2:

Article 17 Supplementary Rules

17.1	This Contract is made in triplicate, one copy for each of Party A, Party B and the related mortgage registration authority. Each of these three copies has the same legal force and effect.

Party A (Seal):	Party B (Seal):
Legal Representative: (or Authorized Agent)	Legal Representative (Responsible Person): (or Authorized Agent)
May 26th 2006	May 26th 2006

Attachment 1

List of Mortgages

No.: 2006 JS (N) No.0059

Name	Quantity	Quality	Condition	Location	Ownership and Ownership Certificate	Valuated Value (10,000 Yuan)	Mortgage Value for Other Creditor’s Rights (10,000 Yuan)	Other Issues
Land	21726.11m2	Good	Good	Yaozhuang Town Industrial Park	SGY (2005) NO.107-4068	584
Real Property	5591.94 m2	Good	Good	Yaozhuang Town Industrial Park	00090208	423
						Total: 1007

Mortgagor:	(Seal)	Mortgagee:	(Seal)

Legal Representative (Responsible Person) or Authorized Agent: (Seal)	Responsible Person or Authorized Agent: (Seal)

MM DD YY